EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
India Globalization Capital, Inc.
We hereby consent to the use in the Prospectus constituting part of Amendment No. 7 to the Registration Statement on Form S-1 (No. 333-124942) of our report dated February 12, 2006, on the financial statements of India Globalization Capital, Inc. as of December 31, 2005 and for the period from April 29, 2005 (inception) to December 31, 2005, which includes an emphasis paragraph relating to an uncertainty as to India Globalization Capital, Inc.’s ability to continue as a going concern, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.
GOLDSTEIN GOLUB KESSLER LLP
New York, New York
March 1, 2006